Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and effective as of January 1, 2016 (the “Effective Date”) by and between Five Star Quality Care, Inc. (“FVE”) and Paul V. Hoagland (“Consultant”).

WHEREAS, FVE desires to retain Consultant as an independent contractor to perform consulting services for FVE, and Consultant is willing to perform such services, on the terms described below;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.                                Services and Compensation.  Beginning on the Effective Date and until the earlier of the date FVE’s 2015 Form 10K is filed with the Securities and Exchange Commission and March 18, 2016 (the “Initial Consulting Period”), FVE hereby engages Consultant to assist in the preparation of the FVE 2015 Form 10K and to assist the successor Chief Financial Officer of FVE in assuming and performing his duties and responsibilities.  In performing these services, it is anticipated that Consultant will spend no more than 20% of the time Consultant spent as FVE’s Chief Financial Officer.  Consultant will receive compensation for such services at an annualized rate of Three Hundred Seventy Five Thousand Dollars ($375,000), payable bi-monthly or as otherwise agreed.  After the Initial Consulting Period, Consultant agrees to be reasonably available for consulting services, on an as needed basis, at the request of FVE.  After the Initial Consulting Period, Consultant will be paid $200/hour for any consulting services Consultant provides at FVE’s request.

2.                                      Independent Contractor; Benefits.

A.                                    Independent Contractor.  It is the express intention of FVE and Consultant that Consultant performs the services as an independent contractor to FVE. Nothing in this Agreement shall in any way be construed to make Consultant an agent, employee or representative of FVE. Without limiting the generality of the foregoing, Consultant is not authorized to bind FVE to any liability or obligation or to represent that Consultant has any such authority. Consultant understands and agrees that it is solely Consultant’s obligation to report as income all compensation received from FVE pursuant to this Agreement and to pay all self-employment and other taxes on such income, as applicable.

B.                                    Benefits.  FVE and Consultant agree that Consultant will receive no company sponsored benefits from FVE and that Consultant will receive no stock awards from FVE, The RMR Group LLC (“RMR”) or any RMR managed company or affiliate under this Agreement.  Consultant understands and agrees that none of Consultant’s compensation to be paid under this Agreement will be withheld for the payment of any federal, state, social security or other taxes.  If for any reason Consultant is reclassified by a state or federal agency or court as FVE’s employee, FVE and Consultant agree that Consultant will become a reclassified employee as such and will receive no other benefits from FVE, except those mandated by such state or federal law, even if by the terms of FVE’s benefit plans or programs in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

3.                                      Confidentiality.

Consultant acknowledges and agrees to be bound by the Confidentiality provisions set forth in Section IV of the letter agreement, dated December 14, 2015 between the parties and RMR.  Consultant further acknowledges and recognizes that FVE has received and in the future will receive from third parties (including, but not limited to, RMR and its managed companies) their confidential or proprietary information or trade secrets and related materials subject to a duty on FVE’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes FVE and such third parties a duty to hold all such confidential or proprietary information and related materials in the strictest confidence and not to disclose or distribute it to any person, firm or corporation or to use it except as necessary in carrying out the services for FVE consistent with FVE’s agreement with such third parties.

Upon the termination of this Agreement, or upon FVE’s earlier request, Consultant will deliver to FVE all of FVE’s property in the same condition as originally delivered to Consultant and any confidential information that Consultant may have in Consultant’s possession or control.

4.                                      Term and Termination.

A.                                    Term; Termination.  The initial term of this Agreement will begin on the Effective Date and terminate on December 31, 2016.  Thereafter, the Agreement may be terminated at any time, with or without cause, by written notice from either party to the other party.

B.                                    Survival.  Upon the termination of this Agreement, all rights and duties of FVE and Consultant toward each other shall cease.  Notwithstanding the foregoing:

(i)             FVE will pay, within thirty (30) days after the effective date of termination, all remaining amounts owed to Consultant, if any, for services completed and accepted by FVE in accordance with the provisions of Section 1 of this Agreement prior to such termination date and related expenses, if any, submitted in accordance with FVE’s policies and practices; and

(ii)          In addition to any provisions that by their nature so survive, Section 2 (Independent Contractor; Benefits) and Section 3 (Confidentiality) shall survive such termination.

5.                                      Miscellaneous.

A.                                    Governing Law; Consent to Personal Jurisdiction.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without reference to conflict of law principles. Any dispute or controversy arising out of or in connection with this Consulting Agreement, or any alleged breach thereof, shall be resolved by final and binding arbitration administered by National Arbitration and Mediation, Inc. (“NAM”) in accordance with NAM’s Comprehensive Dispute Resolution Rules and Procedures and the Fee Schedule in effect at the time a claim is filed with NAM.  Any award by the arbitrator(s) is final and binding and may be entered in any court of competent jurisdiction.  The parties agree that the arbitrator shall not have the power to award any punitive or consequential damages.

B.                                    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.  The parties acknowledge and agree that the letter agreement, dated December 14, 2015, between the parties and RMR remains in full force and effect.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

C.                                    Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested) to the party at the party’s address set forth on the signature page to this Agreement or at such other address as the party may have previously specified by like notice.  Delivery shall be effective upon receipt.

D.                                    Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

E.                                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument.  The delivery of a signed copy of this Agreement in PDF or other electronic form shall have the same force and effect as physical delivery of a counterpart of this Agreement bearing an original signature.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Consulting Agreement, under seal, as of the Effective Date.

FIVE STAR QUALITY CARE, INC.		CONSULTANT:

By:	/s/ Bruce Mackey Jr.	By:	/s/ Paul V. Hoagland
	Bruce Mackey, Jr.		Paul V. Hoagland
President and CEO

Date:	12/14/2015	Date:	12/14/2015

Address for Notices:		Address for Notices:

Five Star Quality Care, Inc.		Paul V. Hoagland
Two Newton Place, Suite 300
255 Washington Street
Newton, MA 02458
Attn: Bruce Mackey, Jr.